                                                                    EXHIBIT 99.1


BRAINWORKS VENTURES, INC. AND EBUSINESS LABS, INC. TO MERGE

ATLANTA, Nov 17, 2000 (BUSINESS WIRE)--Brainworks Ventures, Inc. (OTC BB: Brav
- news) and eBusinessLabs, Inc. ("EBL"), a privately held venture development company based in Atlanta that provides funding and business consulting services to early-stage technology companies, announced that they have commenced discussions regarding the possible acquisition of EBL by Brainworks by means of a merger.

The proposed merger is subject to the negotiation and execution of definitive transaction documents and the satisfaction of customary closing conditions expected to be included therein.

"The infrastructure that EBL has in place is what we were starting to build for ourselves. We believe that it makes sense to combine our advisory strengths with EBL's enterprise development," said Dr. Donald Ratajczak, Chief Executive Officer of Brainworks. "We are excited about the possibility of becoming part of Brainworks and working with Dr. Ratajczak's management team," said Cole Walker, Chief Executive Officer of EBL.

For additional information, visit the Brainworks' website at www.BrainWorksVC.com

Certain statements contained in this release that are not statements of historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The words "believe," "expect," "anticipate," "intend," "will" and similar expressions are examples of words that identify forward-looking statements. Forward-looking statements include, without limitation, statements regarding the ability of EBL and Brainworks to consummate the merger and implement their business strategy. These forward-looking statements are based on EBL's and Brainworks' current beliefs, as well as assumptions that have been made based upon information currently available to both companies.

Contact:

         Brainworks Ventures, Inc.
         Investor Relations
         Marc J. Schwartz, 770-239-7447
         mjs@brainworksvc.com